Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 53 Dated Monday, September 09, 2002
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XHJ5	100.000%	1.500%	$2,164,045.00	4.800%	Semi-Annual	09/15/2012	03/15/2003	$24.40	YES	Subordinated Unsecured Notes	Aa3	A
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XHK2	100.000%	2.000%	$6,769,840.00	5.600%
Semi-annual
						09/15/2017	03/15/2003	$28.47	YES	Subordinated Unsecured Notes	Aa3	A
Redemption Information: Callable at 100.000% on 09/15/2005 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 09/15/2005 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XHL0	100.000%	2.500%	$2,034,825.00	5.750%	Semi-annual	09/15/2022	03/15/2003	$29.23	YES	Subordinated Unsecured Notes	Aa3	A
Redemption Information: Callable at 100.000% on 09/15/2006 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 09/15/2006 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XHM8	100.000%	2.500%	$36,480,600.00	6.200%	Semi-annual	09/15/2027	03/15/2003	$31.52	YES	Subordinated Unsecured Notes	Aa3	A
Redemption Information: Callable at 100.000% on 09/15/2007 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 09/15/2007 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	Trade Date: Monday, September 09, 2002 @12:00 PM ET
Settle Date: Thursday, September 12, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of Incapital LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America Corporation InterNotes Prospectus Dated 20-Aug-02